                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE                        Contact:    Larry Tannenbaum
                                                         Chief Financial Officer
                                                         (650) 940-4700

May 4, 2004
Mountain View, California

                      IRIDEX REPORTS FIRST QUARTER RESULTS
               - Wet AMD clinical study results likely in Q4 2004
                 - Strong international ophthalmology revenues
                    - "Cash" increases to nearly $17 million


      IRIDEX Corporation (NASDAQ/NMS:IRIX) announced that sales for the quarter ended April 3, 2004 were $7.4 million, an increase of 2% compared to the corresponding quarter in 2003. The Company reported a net loss for the first fiscal quarter of $17,000 or $0.00 per diluted share, compared to a net loss of $82,000 or $0.01 per diluted share for the corresponding quarter in 2003.

      Based on strong increases in international sales, ophthalmology product sales during Q1 2004 increased to $6.2 million, a 9% improvement from the equivalent quarter in 2003. Since international sales are denominated in US dollars, foreign currency fluctuations had no material impact on sales growth. Sales of dermatology products were $1.2 million, a decrease of 24%, or $353,000, from the corresponding quarter in 2003. The quarter over quarter decreases in dermatology sales were primarily due to decreased domestic sales, which in part resulted from some turnover within our dermatology sales organization.

      Theodore A. Boutacoff, President and CEO commented, "As we expected, the Company basically broke even in the first quarter of 2004. Since the first half of the year is traditionally weaker in revenue than the second half of the year, we are pleased to continue the favorable growth trend as compared to the first quarters of 2002 and 2003."

      "Following a meeting of the Data, Safety and Monitoring Committee (DSMC), the Executive Committee of the multi-centered randomized TTT4CNV clinical study reported that there are still no safety concerns associated with the study and that the one to two year follow-up data continues to be submitted in a timely manner. We believe that results of the TTT4CNV study for wet AMD will likely be released during the fourth quarter of this year, which is earlier than we recently predicted," continued Mr. Boutacoff.

      During Q1 2004, Miravant Medical Technologies (OTCBB:MRVT) announced its NDA/PMA submission to the FDA for their photodynamic therapy treatment (PDT) for wet AMD. "As Miravant's exclusive provider of PDT lasers for ophthalmology, we could be in a position to raise our revenue and profitability expectations for the year if Miravant's fast track submission to the FDA is approved by October of this year," said Mr. Boutacoff.

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      At the end of Q1 2004, the Company reported an ending balance of $16.9 million in cash, cash equivalents and available for sale securities, an increase of $623,000 from 2003 year end and more than a two fold increase over the ending balance in the first quarter of 2002. This Q1 2004 increase was due in part to decreases of $723,000 in accounts receivables and a $251,000 reduction in inventories. Inventories have now decreased for eight consecutive quarters.

      IRIDEX management will conduct a conference call today at 2:00 p.m. PST/5:00 p.m. EST. Interested parties may access the live conference call via telephone by dialing (800) 603-0804 US/Canada or (706) 643-1370 International or visiting the Company's website at www.iridex.com. A telephone replay will be available beginning on May 4 at 8:00 p.m. PST, through May 11, 2004 by dialing
(800) 642-1687 US/Canada or (706) 645-9291 International and entering Conference ID # 6986019. In addition, an archived version of the webcast will be available beginning on May 5, 2004 on the Company's website at www.iridex.com.

About IRIDEX

      IRIDEX Corporation is a leading worldwide provider of semiconductor-based laser systems for the ophthalmology and dermatology markets. IRIDEX products are sold in the United States through a direct sales force and internationally through a network of independent distributors into more than 100 countries. For further information, visit the Company's website at www.iridex.com.

Safe Harbor Statement

      This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Act of 1934, as amended, relating to the Company's growth prospects, revenues, gross margins and profitability, as well as the growing reimbursement trend for AMD, results of studies related to our products and developments in the businesses of users of our products. Actual results could differ materially from those projected in the forward-looking statements based on, among other things, the actual order and shipment rate for the Company's ophthalmology and dermatology product lines, the rate of introduction and market acceptance of the Company's products, the financial consequences of states not reimbursing for all of the Company's AMD procedures, the impact of any continuing weakness and uncertainties related to general economic conditions or weakness in overall demand in the Company's markets, especially with regard to the Company's dermatology products which are typically used for elective procedures that can be deferred, and the Company's ability to continue to reduce its costs and improve its operating efficiencies. Risks and uncertainties to which the Company are subject may include, but may not necessarily be limited to, the amount of orders that the Company receives and ships, dependence on international sales and the Company's network of independent distributors, the risks associated with bringing new products to market, the results of clinical trials and competition in our markets. Please see a detailed description of these risks contained in our Quarterly Reports on Form 10-Q and Annual Report on Form 10-K for the fiscal year ended January 3, 2004 filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and will not be updated.
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                               IRIDEX CORPORATION
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                     (In thousands, except per share data)
                                  (unaudited)


                                                                Three Months Ended
                                                               April 3,    March 29,
                                                                 2004        2003
                                                               -------      -------
Sales                                                          $ 7,392      $ 7,226
Cost of sales                                                    4,177        3,988
                                                               -------      -------
Gross profit                                                     3,215        3,238
                                                               -------      -------
Operating expenses:
Research and development                                         1,107          950
Sales, general and administrative                                2,193        2,464
                                                               -------      -------
Total operating expenses                                         3,300        3,414
                                                               -------      -------
Loss from operations                                               (85)        (176)
Interest and other income, net                                      60           54
                                                               -------      -------
Loss before benefit from income taxes                              (25)        (122)
Benefit from income taxes                                            8           40
                                                               -------      -------
Net loss                                                       $   (17)     $   (82)
                                                               =======      =======
Net loss per common share - basic and diluted                  $ (0.00)     $ (0.01)
                                                               =======      =======
Shares used in computing net loss per common share-basic
   and diluted                                                   7,076        6,913
                                                               =======      =======

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                               IRIDEX CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

                                                   April 3,     January 3,
                                                     2004          2004
                                                   --------      --------
                                                 (unaudited)
                                     ASSETS
Current Assets:
Cash and cash equivalents                          $  9,477      $ 10,541
Available-for-sale securities                         7,438         5,751
Accounts receivable, net                              5,825         6,548
Inventories                                           8,470         8,721
Prepaids and other current assets                     1,374           934
Current deferred income taxes                           972           972
                                                   --------      --------
Total current assets                                 33,556        33,467

Property and equipment, net                             796           850
Deferred income taxes                                 1,522         1,522
                                                   --------      --------
Total assets                                       $ 35,874      $ 35,839
                                                   ========      ========

                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable                                   $    708      $  1,029
Accrued expenses                                      3,005         3,380
 Deferred revenue                                       645           596
                                                   --------      --------
Total liabilities                                     4,358         5,005
                                                   --------      --------
Stockholders' Equity:
Common stock                                             73            70
Additional paid-in capital                           24,603        23,900
Accumulated other comprehensive loss                     (8)           (1)
Treasury stock                                         (430)         (430)
Retained earnings                                     7,278         7,295
                                                   --------      --------
Total stockholders' equity                           31,516        30,834
                                                   --------      --------
Total liabilities and stockholders' equity         $ 35,874      $ 35,839
                                                   ========      ========